MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment #2 of Village Street Publications Inc of our report dated March 19, 2007 on our audit of the financial statements of Village Street Publications Inc for the year ending February 29, 2008, and the related statements of operations, stockholders’ equity and cash flows the year ended February 29, 2008 and since inception March 6, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

April 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501